CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Financial Highlights”, and to the incorporation by reference of our reports dated October 26, 2009 for Van Kampen International Advantage Fund and Van Kampen International Growth Fund, in this Post-Effective Amendment No. 95 to the Registration Statement (Form N-1A No. 033-19338) of AIM Investment Funds (Invesco Investment Funds) and the related Prospectuses of Invesco Van Kampen International Advantage Fund and Invesco Van Kampen International Growth Fund, and the Statement of Additional Information of AIM Investment Funds (Invesco Investment Funds).
/s/ ERNST & YOUNG LLP
Chicago, Illinois
May 24, 2010